Exhibit 99

Company Press Release dated April 19, 2018

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Reports

2018 First-Quarter Financial Results

ARCHBOLD, OHIO, April 19, 2018, Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) today reported financial results for the 2018 first quarter ended March 31, 2018.

2018 First Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	60 consecutive quarters of profitability

•	Total loans increased 8.2% to $834,737,000, and were up 1.4% from the fourth quarter

•	Net interest income after provision for loan losses increased 13.7% to $9,633,000

•	Net income increased 32.7% to $3,767,000

•	Earnings per basic and diluted share increased 32.3% to $0.41

•	Return on average assets was 1.35%, up from 1.07%

•	Return on average equity was 11.20%, up from 8.97%

Paul S. Siebenmorgen, President and Chief Executive Officer, stated, “I am pleased with the strong start to the new year as we continue to execute our growth-oriented business plan. From 2007 to March 31, 2018, F&M has expanded its footprint by opening 11 new locations. Total loans at these branches have grown from 7% of our loan portfolio to nearly 49% of our loan portfolio at March 31, 2018. The success of F&M’s de novo growth strategy provides us with growing confidence in our real estate strategy and belief that there are many compelling markets around our core geographies that need the community oriented financial services F&M provides. Most recently we opened our 25th full-service office in Findlay, Ohio. This full-service office will offer the latest banking technology to serve customers, enabling F&M to offer the benefits of both self-service video banking and the branch experience in one solution. I am pleased with the continued strength of our business, and expect 2018 to be another good year for F&M.”

Income Statement

Net income for the first quarter ended March 31, 2018, was $3,767,000, or $0.41 per basic and diluted share, compared to the same period last year’s net income of $2,839,000, or $0.31 per basic and diluted share, which was adjusted for a two-for-one stock split paid in September 2017. The 32.7% improvement in net income for the 2018 first quarter was primarily due to a 13.7% increase in net interest income after provision for loan losses, partially offset by an 8.0% increase in noninterest expense. As a result of the Tax Cuts and Job Act, the Bank’s tax rate was lowered which benefitted earnings.

Loan Portfolio and Asset Quality

Total loans at March 31, 2018, increased 8.2% to a record $834,737,000, compared to $771,206,000 at March 31, 2017, and up 1.4% from $823,024,000 at December 31, 2017. The year-over-year improvement resulted primarily from an 8.5% increase in commercial real estate loans, a 7.0% increase in commercial and industrial loans, a 14.8% increase in agricultural loans, a 14.0% increase in consumer loans, and a 7.6% increase in agricultural real estate loans.

The company’s provision for loan losses for the 2018 first quarter was $40,000, compared to $73,000 for the 2017 first quarter.

F&M’s loan quality remains strong as the allowance for loan losses to nonperforming loans was 755.2% at March 31, 2018, compared to 479.0% at March 31, 2017. Net charge-offs for the quarter ended March 31, 2018, were $108,000, or 0.01% of average loans, compared to $7,000 or 0.00% of average loans for the quarter ended March 31, 2017.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $130,668,000 at March 31, 2018, compared to $129,667,000 at December 31, 2017, and $122,984,000 at March 31, 2017. On a per share basis, tangible stockholders’ equity at March 31, 2018, was $14.06, compared to $13.99 at December 31, 2017, and $13.31, at March 31, 2017. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At March 31, 2018, the company had a Tier 1 leverage ratio of 12.11%, compared to 11.81% at March 31, 2017.

For the 2018 first quarter, the company declared cash dividends of $0.13 per share, which represents a dividend payout ratio of 31.7% compared to 37.1% for the same period last year.

Mr. Siebenmorgen concluded, “Economic trends remain stable within our local communities. Loan demand was strong for the 2018 first quarter, compared to the same period last year, as total loans increased 8.2%, while non-performing assets declined 29.6%. The year-over-year growth in loans was a result of strong demand across all our loan segments. Net charge-offs for the quarter were very low at 0.01%, compared to last year when they were 0.00%. Total interest income was up 14.6% during the 2018 first quarter, driven by loan growth and higher yield on earnings assets. Overall, we are pleased with the direction we are headed, and optimistic favorable financial and business trends will continue in 2018, as we focus on proactively managing risk with asset growth, expanding market share in our Fort Wayne and Toledo markets, and executing our de-novo and acquisition growth strategies.”

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 25 offices. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in DeKalb, Allen and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

(Unaudited) (in thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2018	March 31, 2017
Interest Income
Loans, including fees	$10,102	$8,700
Debt securities:
U.S. Treasury and government agencies	623	642
Municipalities	281	315
Dividends	55	42
Federal funds sold	15	—
Other	60	22

Total interest income	11,136	9,721
Interest Expense
Deposits	1,319	1,030
Federal funds purchased and securities sold under agreements to repurchase	124	113
Borrowed funds	20	36

Total interest expense	1,463	1,179

Net Interest Income – Before Provision for Loan Losses	9,673	8,542
Provision for Loan Losses	40	73

Net Interest Income After Provision
For Loan Losses	9,633	8,469
Noninterest Income
Customer service fees	1,466	1,481
Other service charges and fees	1,012	871
Net gain on sale of loans	132	201
Net gain on sale of available-for-sale securities	—	31

Total noninterest income	2,610	2,584
Noninterest Expense
Salaries and wages	3,310	3,001
Employee benefits	1,136	922
Net occupancy expense	387	413
Furniture and equipment	507	472
Data processing	331	311
Franchise taxes	239	225
ATM expense	312	305
Advertising	186	175
Net loss on sale of other assets owned	17	—
FDIC assessment	87	83
Mortgage servicing rights amortization	85	84
Other general and administrative	1,043	1,080

Total noninterest expense	7,640	7,071

Income Before Income Taxes	4,603	3,982
Income Taxes	836	1,143

Net Income	3,767	2,839

Other Comprehensive Income (Loss) (Net of Tax):
Net unrealized gain (loss) on available-for-sale securities	(2,471)	412
Reclassification adjustment for gain on sale of available-for-sale securities	—	(31)

Net unrealized gain (loss) on available-for-sale securities	(2,471)	381
Tax expense (benefit)	(519)	129

Other comprehensive income (loss)	(1,952)	252

Comprehensive Income	$1,815	$3,091

Earnings Per Share – Basic and Diluted (1)	$0.41	$0.31

Dividends Declared (1)	$0.13	$0.12

(1)	Share data has been adjusted to reflect a 2-for-1 stock split on September 20, 2017

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(in thousands of dollars)
	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Cash and due from banks	$39,349	$33,480
Federal funds sold	559	987

Total cash and cash equivalents	39,908	34,467
Interest-bearing time deposits	4,019	4,018
Securities – available-for-sale	192,859	196,398
Other securities, at cost	3,717	3,717
Loans held for sale	2,769	1,221
Loans, net	827,937	816,156
Premises and equipment	21,980	21,726
Goodwill	4,074	4,074
Mortgage servicing rights	2,313	2,299
Other real estate owned	651	674
Bank owned life insurance	14,604	14,523
Other assets	8,911	7,736

Total Assets	$1,123,742	$1,107,009

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$193,665	$199,114
Interest-bearing
NOW accounts	327,433	298,711
Savings	245,895	233,949
Time	186,345	187,566

Total deposits	953,338	919,340
Federal Funds Purchased and securities sold under agreements to repurchase	23,307	39,495
Federal Home Loan Bank (FHLB) advances	5,000	5,000
Dividend payable	1,193	1,193
Accrued expenses and other liabilities	6,027	7,844

Total liabilities	988,865	972,872

Commitments and Contingencies

Stockholders’ Equity
Common stock – No par value 20,000,000 shares authorized; issued and outstanding 10,400,000 shares 3/31/18 and 12/31/17 (1)	11,690	11,546
Treasury stock – 1,134,020 shares 3/31/18, 1,134,120 shares 12/31/17 (1)	(12,158)	(12,160)
Retained earnings	139,483	136,577
Accumulated other comprehensive loss	(4,138)	(1,826)

Total stockholders’ equity	134,877	134,137

Total Liabilities and Stockholders’ Equity	$1,123,742	$1,107,009

(1)	Share data has been adjusted to reflect a 2-for-1 stock split on September 20, 2017

	For the Three Months Ended March 31
Selected financial data	2018	2017
Return on average assets	1.35%	1.07%
Return on average equity	11.20%	8.97%
Yield on earning assets	4.28%	3.98%
Cost of interest bearing liabilities	0.75%	0.65%
Net interest spread	3.53%	3.33%
Net interest margin	3.72%	3.50%
Efficiency	61.88%	62.86%
Dividend payout ratio	31.67%	37.09%
Tangible book value per share	$14.06	$13.31
Tier 1 Leverage Ratio	12.11%	11.81%

	March 31
Loans	2018	2017
(Dollar amounts in thousands)
Commercial real estate	$415,296	$382,758
Agricultural real estate	67,596	62,840
Consumer real estate	84,501	84,465
Commercial and industrial	123,439	115,415
Agricultural	99,836	86,950
Consumer	38,569	33,840
Industrial development bonds	6,350	5,667
Less: Net deferred loan fees and costs	(850)	(729)

Total loans	$834,737	$771,206

	March 31
Asset quality data	2018	2017
(Dollar amounts in thousands)
Nonaccrual loans	$900	$1,430
Troubled debt restructuring	$527	$551
90 day past due and accruing	$—	$—
Nonperforming loans	$900	$1,430
Other real estate owned	$651	$774
Non-performing assets	$1,551	$2,204

(Dollar amounts in thousands)
Allowance for loan and lease losses	$6,800	$6,850
Allowance for loan and lease losses/total loans	0.81%	0.89%
Net charge-offs:
Quarter-to-date	$108	$7
Year-to-date	$108	$7
Net charge-offs to average loans
Quarter-to-date	0.01%	0.00%
Year-to-date	0.01%	0.00%
Non-performing loans/total loans	0.11%	0.19%
Allowance for loan and lease losses/nonperforming loans	755.19%	478.96%

*	All stock related values reported for 2017 have been adjusted for a 2 for 1 stock split completed on September 20, 2017.